Exhibit 4.2
WESTERN RESERVE BANCORP, INC.
FORM 10-QSB
September 30, 2005
Legend to be Placed on Certificates Representing Shares Issued in the Offering:
The shares represented by this certificate have not been registered under the Securities Act of 1933 (the “Act”) but have been sold pursuant to an exemption from the registration provisions of the Act under Section 3(a)(11) of that Act and Rule 147 promulgated thereunder. Such shares may not be resold outside the State of Ohio for nine (9) months after issuance.